UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2012

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA		92008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this report is incorporated by reference in this Item 1.01.

Section 2 — Financial Information

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2012, Life Technologies Corporation, a Delaware corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Applied Biosystems B.V., Life Technologies Europe B.V. and Life Technologies Finance Limited (the “Foreign Borrowers”), the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The Credit Agreement provides for a revolving credit facility of $750 million (the “Credit Facility”).

The Credit Agreement replaces the Company’s prior $500 million amended and restated credit agreement entered into on May 28, 2010 (the “Prior Credit Agreement”).

Each of the Company and the Foreign Borrowers may borrow under the Credit Facility; provided that the Foreign Borrowers may not, collectively, have more than $250 million of loans outstanding under the Credit Facility at any time. The Credit Facility also permits (i) up to $250 million to be borrowed in certain currencies other than U.S. dollars, (ii) swing line loans of up to $50 million, and (3) the issuance of letters of credit in an amount not to exceed $100 million.

The proceeds of the Credit Facility will be used for the ongoing working capital and general corporate purposes of the Company and its subsidiaries.

Under the Credit Agreement, the Company has the right to make no more than three requests in total to increase the aggregate commitments under the Credit Facility, in an aggregate principal amount for all such requests of up to $250 million, provided certain conditions are met.

Under the Credit Agreement, an additional foreign subsidiary may be designated as an additional Foreign Borrower, provided certain conditions are met.

The Credit Agreement provides that loans under the Credit Facility will bear interest at rates based on the Eurocurrency Rate (as defined in the Credit Agreement) plus a margin ranging from 1.00% to 2.00% per annum or, at the option of the Company, the Base Rate (as defined in the Credit Agreement), plus a margin ranging from 0.00% to 1.00% per annum, the relevant margin being the Applicable Rate (as defined in the Credit Agreement). The Company will pay a commitment fee ranging from 0.10% to 0.275% per annum on unused commitments under the Credit Facility.

On the Closing Date, the Applicable Rate for Eurocurrency Rate loans is 1.25% and for Base Rate loans is 0.25%. Swing line loans under the Credit Facility will bear interest at the Base Rate plus the Applicable Rate.

The Credit Facility will terminate and all amounts outstanding thereunder, plus accrued interest, will be due on February 14, 2017.

The Company’s obligations under the Credit Facility are guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries (the “U.S. Guarantors”). Each Foreign Borrower’s obligations under the Credit Facility are guaranteed by the Company and each U.S. Guarantor. Obligations under the Credit Facility are unsecured obligations of the Company, the Foreign Borrowers and the U.S. Guarantors. All hedging or treasury management obligations entered into by any of the Borrowers or the U.S. Guarantors with a lender are guaranteed by the Company and each U.S. Guarantor.

The Credit Agreement contains a maximum total leverage ratio covenant. The Credit Agreement also contains affirmative and negative covenants applicable to the Company and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The covenants are similar to, although less restrictive in certain instances than, those contained in the Prior Credit Agreement.

Obligations under the Credit Agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Credit Agreement, including failure to pay any principal when due and payable, failure to pay interest within three (3) business days after due, failure to comply with any covenant, representation or condition of any loan document or swap contract, any change of control, cross-defaults, and certain other events as set forth in the Credit Agreement, with grace periods in some cases.

The description set forth above is qualified in its entirety by the Credit Agreement, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 — Exhibits.

(d) Exhibits

Exhibit 99.1	Credit Agreement, dated as of February 14, 2012, among Life Technologies Corporation, Applied Biosystems B.V., Life Technologies Europe B.V. and Life Technologies Finance Limited, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)

	By:	/s/ David F. Hoffmeister
Date: February 14, 2012		David F. Hoffmeister Chief Financial Officer